Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 Holdings Announces Rights Offering for Common Stock

New York, September 9, 2020 - HC2 Holdings, Inc. (“HC2” or the “Company”) (NYSE: HCHC), a diversified holding company, announced today that its Board of Directors (the “Board”) has approved a plan to proceed with steps to launch a $65 million rights offering for its common stock. The Company has filed a registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”). Subject to final approval of the rights offering by the Board, the Company expects to launch the rights offering after the Registration Statement is declared effective by the SEC.

All HC2 stockholders will have the opportunity to participate in the offering and subscribe for their basic subscription amount of newly issued shares of common stock in proportion to their respective existing ownership amounts. HC2 stockholders who exercise their respective full basic subscription rights will have over-subscription privileges giving such HC2 stockholders the option to subscribe for any shares of common stock that remain unsubscribed at the expiration of the rights offering. If the aggregate subscriptions (basic subscriptions plus over-subscriptions) exceed the amount offered in the rights offering, then the aggregate over-subscription amount will be pro-rated among the stockholders exercising their respective over-subscription privileges based on the basic subscription amounts of such stockholders.

The rights offering will be partially backstopped by Lancer Capital LLC (“Lancer Capital”), an investment fund led by Avram Glazer, the Chairman of the Board and the Company’s largest stockholder. Lancer Capital has agreed to exercise and purchase its basic subscription amount and will participate in the oversubscription privileges as described above for a total of up to $35 million (inclusive of the basic subscription amount). Lancer Capital’s backstop commitment will be effected in the manner set forth in the Investment Agreement entered into with the Company on the date hereof, a copy of which will be filed by the Company with the SEC.

HC2 expects to use the proceeds from the rights offering for general corporate purposes.

The Company expects to distribute to each holder of the Company’s common stock one transferable subscription right to purchase shares of the Company’s common stock at a price of $2.27 per whole share for each share of the Company’s common stock held as of the rights offering record date which will be fixed when and if the Board declares the dividend constituting the rights to be issued in the rights offering. Holders of the Company’s existing preferred stock that are entitled to participate in dividend distributions to holders of the Company’s common stock will also be entitled to participate in the rights offering.

Further details of the rights offering will be publicly announced and a prospectus supplement containing the detailed terms of the rights offering will be filed with the SEC following clearance of the registration statement by the SEC and final approval of the rights offering by the Board.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The information in this press release is not complete and is subject to change. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction. The rights offering will be made only by means of a prospectus and a related prospectus supplement. Copies of the prospectus and related prospectus supplement, when they become available, will be distributed to all eligible stockholders as of the rights offering record date and may also be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the information agent for the rights offering.

About HC2

HC2 Holdings, Inc. is a publicly traded (NYSE:HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across multiple reportable segments, including Construction, Energy, Telecommunications, Life Sciences, Broadcasting, Insurance and Other. HC2's largest operating subsidiary is DBM Global Inc., a family of companies providing fully integrated structural and steel construction services. Founded in 1994, HC2 is headquartered in New York, New York.

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements regarding the proposed rights offering, including, among others, statements related to the expected timing, eligible offerees, backstop purchasers and expectations regarding participation in the rights offering, the use of proceeds from the rights offering, the size of the rights offering and other terms of the rights offering, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company's control, and are subject to change.. The commencement and consummation of the rights offering are also subject to customary conditions, including declaration by the Board of the dividend constituting the rights to be issued in the rights offering, SEC clearance of the registration statement and market conditions. Accordingly, no assurance can be given that the rights offering will be consummated on the terms described above or at all. All forward-looking statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Investor Relations
Garrett Edson
ir@hc2.com
(212) 235-2691